CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Metalla Royalty & Streaming Ltd.

We consent to the use of:

  our Report of Independent Registered Public Accounting Firm dated September 26, 2019 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2019, the related consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the year then ended, and the related notes; and

  our Independent Auditors’ Report dated September 26, 2018 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2018, the related consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated by reference in this Registration Statement on Form S-8 of Metalla Royalty & Streaming Ltd.

Our Report of Independent Registered Public Accounting Firm dated September 26, 2019 refers to a change in the accounting for revenue and financial instruments as of June 1, 2018 due to the adoption by Metalla Royalty & Streaming Ltd. of IFRS 15 Revenue from Contracts with Customers, and IFRS 9 Financial Instruments.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, British Columbia
November 12, 2019